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TABLE OF CONTENTS Prospectus Supplement
Table of Contents Prospectus

Filed pursuant to Rule 424(b)(5)
Registration No. 333-213765

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price Per Share of Series B Preferred Stock	Proposed maximum aggregate offering price	Amount of registration fee(1)

4.875% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock	1,000,000	$1,000.00	$1,000,000,000	$121,200.00

(1)
The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2019)

$1,000,000,000

1,000,000 Shares of 4.875% Series B Fixed-Rate Reset Cumulative Redeemable

Perpetual Preferred Stock
(Liquidation Preference of $1,000 Per Share)

          Duke Energy Corporation is offering 1,000,000 shares of 4.875% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, with a $1,000 liquidation preference per share (the "Series B Preferred Stock").

          Dividends on the Series B Preferred Stock, when, as and if declared by our board of directors (the "Board") or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, semi-annually in arrears on the 16th day of March and September of each year, commencing on March 16, 2020. Dividends on the Series B Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issuance of the Series B Preferred Stock.

          The initial dividend rate for the Series B Preferred Stock will be 4.875% per annum from and including the date of original issue to, but excluding, September 16, 2024 (the "First Call Date"). On and after the First Call Date, the dividend rate on the Series B Preferred Stock for each Reset Period (as defined herein) will be equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus a spread of 3.388%. A pro-rated initial dividend on the Series B Preferred Stock offered hereby will be payable on March 16, 2020 in an amount equal to approximately $24.9167 per share, when, as and if declared by the Board or any duly authorized committee of the Board.

          The shares of Series B Preferred Stock are perpetual and have no maturity date. We may, at our option, redeem the Series B Preferred Stock:

  •
  in whole or in part, from time to time, on the First Call Date or on any fifth anniversary of the First Call Date (each, a "Reset Date") at a redemption price in cash equal to $1,000 per share; or

  •
  in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a "Ratings Event" (as defined herein), at a redemption price in cash equal to $1,020 per share (102% of the liquidation preference of $1,000 per share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date. See "Description of the Series B Preferred Stock—Optional Redemption."

          The Series B Preferred Stock will not have voting rights, except as set forth under "Description of the Series B Preferred Stock—Voting Rights."

          The Series B Preferred Stock is a new issue of securities with no established trading market. We do not intend to apply for listing of the Series B Preferred Stock on any securities exchange or for inclusion of the Series B Preferred Stock in any automated dealer quotation system.

          Investing in the Series B Preferred Stock involves risks. See "Risk Factors" beginning on page S-11 of this prospectus supplement.

	Per Share	Total
Price to the Public(1)	$1,000.00	$1,000,000,000
Underwriting Discount(2)	$12.50	$12,500,000
Proceeds to Duke Energy Corporation Before Expenses	$987.50	$987,500,000

(1)
The price to the public does not include accumulated dividends, if any, that may be declared. Dividends, if declared, will accumulate from the date of original issuance, which is expected to be September 12, 2019.

(2)
The underwriters have agreed to make a payment to us in an amount equal to $2,500,000, including in respect of expenses incurred by us in connection with this offering. See "Underwriting (Conflicts of Interest)."

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

          We expect the Series B Preferred Stock to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A. and Euroclear Bank SA/NV, on or about September 12, 2019.

Joint Book-Running Managers

Barclays	Credit Suisse	Goldman Sachs & Co. LLC	J.P. Morgan

Co-Managers

Santander	Regions Securities LLC	The Williams Capital Group, L.P.

Junior Co-Managers

CastleOak Securities, L.P.	Drexel Hamilton	Siebert Cisneros Shank & Co., L.L.C.

The date of this prospectus supplement is September 9, 2019.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

        It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus.

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

Notice to Prospective Investors in the European Economic Area

        None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of the Series B Preferred Stock in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Series B Preferred Stock. Accordingly, any person making or intending to make an offer in that Member State of Series B Preferred Stock which is the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for Duke Energy Corporation or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither Duke Energy Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of Series B Preferred Stock in circumstances in which an obligation arises for Duke Energy Corporation or the underwriters to publish a prospectus for such offer. The expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

        The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus, and any other document or materials relating to the issue of the Series B Preferred Stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom's Financial Services and Markets Act 2000, as amended (the "FSMA"). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order")), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as "relevant persons"). In the United Kingdom, the Series B Preferred Stock offered hereby is only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their content.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Series B Preferred Stock involves risks. See "Risk Factors" in this prospectus supplement.

 Duke Energy Corporation

        Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure, Gas Utilities and Infrastructure, and Commercial Renewables.

        Duke Energy's Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Duke Energy's Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 7.7 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 95,000 square miles across six states with a total estimated population of 24 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy's Electric Utilities and Infrastructure segment is also a joint owner of certain electric transmission projects.

        Duke Energy's Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc. and Duke Energy Ohio, Inc. Duke Energy's Gas Utilities and Infrastructure segment serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy's Gas Utilities and Infrastructure segment has over 1.6 million customers, including more than 1.1 million customers located in North Carolina, South Carolina and Tennessee, and an additional 531,000 customers located within southwestern Ohio and northern Kentucky.

        Duke Energy's Commercial Renewables segment is primarily comprised of nonregulated utility-scale wind and solar generation assets located throughout the U.S. On April 24, 2019, Duke Energy executed an agreement to sell a minority interest in a portion of certain renewable assets. The portion of Duke Energy's commercial renewables energy portfolio to be sold includes 49 percent of 37 operating wind, solar and battery storage assets and 33 percent of 11 operating solar assets across the U.S. The sale will result in pretax proceeds to Duke Energy of $415 million. Duke Energy will retain control of these assets, and, therefore, no gain or loss is expected to be recognized on the Condensed Consolidated Statements of Operations upon closing of the transaction. The transaction closed in September 2019.

        Duke Energy is a Delaware corporation. The address of Duke Energy's principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and its telephone number is (704) 382-3853. Duke Energy's common stock is listed and trades on the New York Stock Exchange (the "NYSE") under the symbol "DUK."

        The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption "Where You Can Find More Information" in this prospectus supplement.

 The Offering

Issuer	Duke Energy Corporation
Securities Offered	1,000,000 shares of 4.875% Series B Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, with a $1,000 liquidation preference per share.
Further Issuances

We may, at any time and from time to time, without notice to, or the consent of, holders of the Series B Preferred Stock, elect to issue additional shares of the Series B Preferred Stock, and all such additional shares would be deemed to form a single series with the Series B Preferred Stock offered hereby.

Dividends

Dividends on the Series B Preferred Stock, when, as and if declared by our board of directors (the "Board") or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, semi-annually in arrears on the 16th day of March and September of each year, commencing on March 16, 2020. Dividend payment dates are subject to adjustment for business days. Dividends on the Series B Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issuance of the Series B Preferred Stock.

A pro-rated initial dividend on the Series B Preferred Stock will be payable on March 16, 2020 in an amount equal to approximately $24.9167 per share, when, as and if declared by the Board or any duly authorized committee of the Board.

The amount of the dividend per share of Series B Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

Dividends on the Series B Preferred Stock will be cumulative (i) whether or not we have earnings, (ii)  whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, if the Board or any duly authorized committee of the Board does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding-up of our affairs (or earlier redemption of such shares of Series B Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series B Preferred Stock.

Dividend Rate

The initial dividend rate for the Series B Preferred Stock from and including the date of original issue to, but excluding, September 16, 2024 (the "First Call Date") will be 4.875% per annum of the $1,000 liquidation preference per share. On and after the First Call Date, the dividend rate on the Series B Preferred Stock for each Reset Period (as defined herein) will be equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date (as defined herein) plus a spread of 3.388%.

"Five-year U.S. Treasury Rate" means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date (as defined herein) and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

"H.15" means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System.
"Most recent H.15" means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.
"Reset Date" means the First Call Date and each date falling on the fifth anniversary of the preceding Reset Date.
"Reset Dividend Determination Date" means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

"Reset Period" means the period from and including the First Call Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

We will give notice of the relevant Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent (as defined herein) and the holders of the Series B Preferred Stock.

The applicable dividend rate for each Reset Period will be determined by a calculation agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the Reset Period. The calculation agent's determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Call Date will be on file at our principal offices, will be made available to any holder of the Series B Preferred Stock upon request and will be final and binding in the absence of manifest error.

Restrictions on Dividends

We will not declare or pay, or set aside for payment, full dividends on the Series B Preferred Stock or any Parity Stock (as defined herein) for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series B Preferred Stock and any such Parity Stock through the most recently completed dividend period for each such security. When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series B Preferred Stock or any Parity Stock having the same restrictions on the declaration and payment of dividends as the Series B Preferred Stock, all dividends declared for such dividend period with respect to the Series B Preferred Stock and such Parity Stock shall be declared on a pro rata basis. Any portion of such dividends not declared and paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the Series B Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up (or earlier redemption of such shares of Series B Preferred Stock and such Parity Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption. See "Description of the Series B Preferred Stock—Dividends."

During any dividend period, so long as any Series B Preferred Stock remains outstanding, unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series B Preferred Stock and any Parity Stock through the most recently completed dividend period:

• no dividend shall be paid or declared on our common stock or other Junior Stock (as defined herein) (other than a dividend payable solely in Junior Stock); and

•

no common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

The Series B Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock (as defined herein) that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

No dividends on the Series B Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law. See "Risk Factors—If we are deferring payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series B Preferred Stock."

Payment of dividends on the Series B Preferred Stock is subject to certain other restrictions described under "Description of the Series B Preferred Stock—Dividends."
Optional Redemption	We may, at our option, redeem the Series B Preferred Stock:
• in whole or in part, from time to time, on the First Call Date or on any subsequent Reset Date at a redemption price in cash equal to $1,000 per share; or

•

in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), at a redemption price in cash equal to $1,020 per share (102% of the liquidation preference of $1,000 per share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

"Ratings Event" means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or in any successor provision thereto, that then publishes a rating for us (a "rating agency") amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in:

•

the shortening of the length of time the Series B Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock; or

•

the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock.

The Series B Preferred Stock will not be subject to any sinking fund or other obligation of ours to redeem, repurchase or retire the Series B Preferred Stock. See "Description of the Series B Preferred Stock—Optional Redemption."

Ranking	The Series B Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon the liquidation, winding-up and dissolution of our affairs:

•

senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is expressly made subordinated to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the "Junior Stock");

•

on a parity with our 5.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") and any class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is not expressly made senior or subordinated to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (collectively, the "Parity Stock");

•

junior to any class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is expressly made senior to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the "Senior Stock");

•

junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities, our unsecured senior notes, our junior subordinated debentures and our commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and

• structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and future preferred stock of our subsidiaries.

Parity Stock with respect to the Series B Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., quarterly rather than semi-annual), payment of dividends (whether cumulative or non-cumulative), payment dates and record dates than the Series B Preferred Stock.

As of the date of this prospectus supplement, we do not currently have any Junior Stock other than the common stock or any Senior Stock outstanding. As of the date of this prospectus supplement, Parity Stock consisted of 40,000 shares of the Series A Preferred Stock. At June 30, 2019, we, on an unconsolidated basis, had approximately $18.7 billion of outstanding indebtedness, consisting of approximately $17.7 billion of unsecured and unsubordinated indebtedness and $1.0 billion of junior subordinated indebtedness. At June 30, 2019, our subsidiaries had approximately $40.1 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation. See "Description of the Series B Preferred Stock—Ranking."

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series B Preferred Stock are entitled to receive out of our assets legally available for distribution to stockholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution is made to or set aside for holders of our common stock or any other Junior Stock, a liquidating distribution in the amount of $1,000 per share of Series B Preferred Stock, plus all accumulated and unpaid dividends (whether or not declared).

Distributions will be made pro rata as to the Series B Preferred Stock and any Parity Stock in accordance with the respective aggregate liquidation amount for holders of the Series B Preferred Stock and any Parity Stock and only to the extent of our assets, if any, that are available after satisfaction of all liabilities and obligations to our creditors, if any. See "Description of the Series B Preferred Stock—Liquidation Rights."

Voting Rights

None, except with respect to certain amendments to the terms of the Series B Preferred Stock, in the case of certain dividend nonpayments and as otherwise required by applicable law. See "Description of the Series B Preferred Stock—Voting Rights."

No Maturity Date

The Series B Preferred Stock is perpetual and has no maturity date, and we are not required to redeem the Series B Preferred Stock. Accordingly, all shares of the Series B Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem them.

Preemptive and Conversion Rights	None.
Material U.S. Federal Income Tax Considerations	You should carefully read the section entitled "Material U.S. Federal Income Tax Considerations."
Use of Proceeds

The net proceeds from the sale of the Series B Preferred Stock, after deducting the underwriting discount and related offering expenses and giving effect to the underwriters' payment to us, will be approximately $988.9 million. We intend to use the net proceeds from the sale of the Series B Preferred Stock (i) to repay a portion of our outstanding commercial paper, (ii) to repay at maturity $500 million aggregate principal amount of our outstanding 5.05% Senior Notes due September 15, 2019 (the "5.05% Senior Notes") and (iii) for general corporate purposes. At August 30, 2019, we had approximately $2.5 billion of commercial paper outstanding. Our outstanding commercial paper has a weighted average interest rate of approximately 2.30% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries. See "Use of Proceeds."

Conflicts of Interest

Certain of the underwriters or their affiliates may own some of our commercial paper and/or the 5.05% Senior Notes, the repayment of which will be funded with a portion of the net proceeds from the sale of the Series B Preferred Stock. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

Transfer Agent, Registrar and Dividend Disbursing Agent	Equiniti Trust Company (the "Transfer Agent")

Calculation Agent

Unless we have validly called all shares of the Series B Preferred Stock for redemption on the First Call Date, we will appoint a banking institution or trust company as calculation agent for the Series B Preferred Stock prior to the Reset Dividend Determination Date preceding the First Call Date. If we are unable to appoint a calculation agent using commercially reasonable efforts, we may appoint ourselves or an affiliate of ours as calculation agent.

Risk Factors

An investment in the Series B Preferred Stock involves risks. You should carefully consider the discussion of risks in "Risk Factors" in this prospectus supplement and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Cautionary Statement Regarding Forward-Looking Information" in this prospectus supplement, before making an investment decision.

RISK FACTORS

        In addition to the risk factors described below, you should carefully consider the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the Securities and Exchange Commission (the "SEC") and is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Risks Related to the Series B Preferred Stock

The Series B Preferred Stock is equity and therefore is subordinated to our existing and future indebtedness.

        The shares of Series B Preferred Stock are equity interests in Duke Energy Corporation and do not constitute indebtedness. As such, the Series B Preferred Stock is subordinated to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities, our senior unsecured notes, our junior subordinated debentures and our commercial paper) we may issue in the future with respect to assets available to satisfy claims against us. The Series B Preferred Stock would also rank junior to any Senior Stock that we may issue in the future. At June 30, 2019, we, on an unconsolidated basis, had approximately $18.7 billion of outstanding indebtedness, consisting of approximately $17.7 billion of unsecured and unsubordinated indebtedness (which amount is inclusive of the 5.05% Senior Notes) and $1.0 billion of junior subordinated indebtedness. At June 30, 2019, our subsidiaries had approximately $40.1 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

        While there are no restrictions under our current indebtedness on our ability to pay dividends to our stockholders (other than under our outstanding junior subordinated debt securities, as discussed under "—If we are deferring payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series B Preferred Stock"), our future indebtedness may restrict payments of dividends on the Series B Preferred Stock.

Dividends are payable on the Series B Preferred Stock only when, as and if declared and only out of funds legally available therefor.

        Unlike indebtedness, where principal and interest would customarily be payable on specified due dates, dividends on the Series B Preferred Stock are payable when, as and if declared by the Board or any duly authorized committee of the Board, and only out of funds legally available therefor. In addition, we may become subject to contractual restrictions on our ability to pay dividends in the future, as discussed under "—If we are deferring payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series B Preferred Stock," whether under indebtedness or otherwise. Therefore, although dividends are cumulative on the Series B Preferred Stock, you cannot be certain that dividends will be paid on the Series B Preferred Stock on the dividend payment dates described herein, or at all.

If we are deferring payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series B Preferred Stock.

        The terms of our outstanding junior subordinated debentures prohibit us from declaring or paying any dividends or distributions on the Series B Preferred Stock, or redeeming, purchasing, acquiring, or making a liquidation payment on the Series B Preferred Stock, if an event of default under the indentures governing those junior subordinated debentures has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated debentures.

We are a holding company with no operations or operating assets of our own. As a result, our ability to pay cash dividends on the Series B Preferred Stock is limited by the amounts that our subsidiaries pay to us and is subject to limitations.

        We are a holding company with no operations or operating assets of our own. As a result, our ability to pay dividends on the Series B Preferred Stock is affected by the ability of our subsidiaries to declare and distribute dividends to us on such subsidiaries' capital stock and to make payments on intercompany borrowings that are owed to us. Our regulated operating subsidiaries, which are the principal sources of our consolidated cash flow, are subject to regulations by various state and federal agencies, which govern the ability of these operating subsidiaries to pay dividends.

        Our right to receive any assets of any subsidiary, and therefore the right of the holders of the Series B Preferred Stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any subsidiary, our rights as a creditor would be effectively subordinated to any security interest in the assets of that subsidiary and any indebtedness of the subsidiary senior to that held by us.

Investors should not expect us to redeem the Series B Preferred Stock on the date it first becomes redeemable or on any particular date after it becomes redeemable.

        The Series B Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of holders. By its terms, the Series B Preferred Stock may be redeemed by us at our option either in whole or in part, from time to time, on the First Call Date or any subsequent Reset Date. Any decision we may make at any time to redeem the Series B Preferred Stock will depend upon, among other things, our evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, as well as general market conditions at such time. Our right to redeem the Series B Preferred Stock is subject to the limitation described below. Accordingly, investors should not expect us to redeem the Series B Preferred Stock on the date it first becomes redeemable or on any particular date thereafter.

We may redeem the Series B Preferred Stock at any time (including before the First Call Date) in the event of a Ratings Event.

        The Series B Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Series B Preferred Stock may be redeemed by us at our option in whole, but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event, at a redemption price in cash equal to $1,020 per share of Series B Preferred Stock, plus all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date. If we choose to redeem the Series B Preferred Stock, you may not be able to reinvest the redemption proceeds in a comparable security at an effective dividend or interest rate as high as the dividend payable on the Series B Preferred Stock.

There may be future sales of Series B Preferred Stock, which may adversely affect the market price of the Series B Preferred Stock.

        We are not restricted from issuing additional Series B Preferred Stock or securities similar to the Series B Preferred Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series B Preferred Stock. Holders of the Series B Preferred Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of the Series B Preferred Stock could decline as a result of sales of Series B Preferred Stock or of other securities made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings. Thus, holders of the Series B Preferred Stock bear the risk of our future offerings reducing the market price of the Series B Preferred Stock and diluting their holdings in the Series B Preferred Stock.

If we are not paying full dividends on our existing or any future Parity Stock, we will not be able to pay full dividends on the Series B Preferred Stock, and if we are not paying dividends on any future Senior Stock, we will not be able to pay any dividends on the Series B Preferred Stock.

        When dividends are not paid in full on any shares of outstanding Parity Stock for a dividend period, all dividends declared with respect to shares of Series B Preferred Stock and all shares of outstanding Parity Stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series B Preferred Stock and all shares of outstanding Parity Stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding shares of Parity Stock, we will not be able to pay full dividends on the Series B Preferred Stock. Similarly, if we issue any series of Senior Stock, we expect that if we do not pay any amount of stated dividends thereon, we will not be able to pay any dividends on the Series B Preferred Stock.

The Series B Preferred Stock may not have an active trading market.

        The Series B Preferred Stock is a new issue of securities with no established trading market. The Series B Preferred Stock will not be listed on any securities exchange or included in any automated dealer quotation system. As a result, we cannot assure you that an active after-market for the Series B Preferred Stock will develop or be sustained or that holders of the Series B Preferred Stock will be able to sell their shares of Series B Preferred Stock at favorable prices or at all. The difference between bid and ask prices in any secondary market for the Series B Preferred Stock could be substantial. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Series B Preferred Stock, and holders of the Series B Preferred Stock (which do not have a maturity date) may be required to bear the financial risks of an investment in the Series B Preferred Stock for an indefinite period of time.

The voting rights of holders of the Series B Preferred Stock will be limited.

        Holders of the Series B Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. The limited voting rights of holders of the Series B Preferred Stock include the right to vote as a single class on certain matters that may affect the preference or special rights of the Series B Preferred Stock, as described under "Description of the Series B Preferred Stock—Voting Rights." In addition, if dividends on the Series B Preferred Stock have not been declared and paid for the equivalent of three semi-annual full dividend periods, whether or not for consecutive dividend periods, holders of the outstanding Series B Preferred Stock together with the holders of any outstanding shares of voting preferred stock (as defined herein), voting together as a single class, with each series having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such series, ranking equal with the Series B Preferred Stock with similar voting rights, will be entitled to vote for the election of two additional directors, subject to the terms and to the limited extent described under "Description of the Series B Preferred Stock—Voting Rights."

A downgrade, suspension or withdrawal of, or change in, the methodology used to determine any rating assigned by a rating agency to us or our securities, including the Series B Preferred Stock, could cause the liquidity or trading price of the Series B Preferred Stock to decline significantly.

        Actual or anticipated changes in the credit ratings assigned to the Series B Preferred Stock or our credit ratings generally could affect the trading price of the Series B Preferred Stock. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the energy industry as a whole and may change their credit rating for us and our securities, including the Series B Preferred Stock, based on their overall view of our industry. A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal of the ratings assigned to the Series B Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the Series B Preferred Stock to decline significantly.

        The rating agencies that currently or may in the future publish a rating for us or the Series B Preferred Stock may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Series B Preferred Stock. This may include, for example, changes to the relationship between ratings assigned to an issuer's senior securities and ratings assigned to securities with features similar to the Series B Preferred Stock, which is sometimes called "notching." If the rating agencies change their practices for rating these securities in the future, and the ratings of the Series B Preferred Stock are subsequently lowered or "notched" further, the trading price of the Series B Preferred Stock could be negatively affected.

The dividend rate will reset on the First Call Date and each subsequent Reset Date and any dividends declared may be less than the initial fixed annual rate of 4.875% in effect until the First Call Date.

        The annual dividend rate on the Series B Preferred Stock for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus 3.388%. Therefore, any dividends declared after the First Call Date could be more or less than the fixed rate for the initial five-year period. We have no control over the factors that may affect U.S. Treasury Rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events that may impact U.S. Treasury Rates.

The historical five-year U.S. Treasury Rates are not an indication of future five-year U.S. Treasury Rates.

        In the past, U.S. Treasury Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury Rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury Rates is not an indication that U.S. Treasury Rates are more or less likely to increase or decrease at any time after the First Call Date, and you should not take the historical U.S. Treasury Rates as an indication of future rates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Forward-looking statements are based on management's beliefs and assumptions and can often be identified by terms and phrases that include "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook," or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These factors include, but are not limited to:

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  State, federal and foreign legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, including those related to climate change, as well as rulings that affect cost and investment recovery or have an impact on rate structures or market prices;

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  The extent and timing of costs and liabilities to comply with federal and state laws, regulations, and legal requirements related to coal ash remediation, including amounts for required closure of certain ash impoundments, are uncertain and difficult to estimate;

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  The ability to recover eligible costs, including amounts associated with coal ash impoundment retirement obligations and costs related to significant weather events, and to earn an adequate return on investment through rate case proceedings and the regulatory process;

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  The costs of decommissioning Crystal River Unit 3 and other nuclear facilities could prove to be more extensive than amounts estimated and all costs may not be fully recoverable through the regulatory process;

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  The risk that the credit ratings of Duke Energy or its subsidiaries may be different from what the companies expect;

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  Costs and effects of legal and administrative proceedings, settlements, investigations and claims;

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  Industrial, commercial and residential growth or decline in service territories or customer bases resulting from sustained downturns of the economy and the economic health of our service territories or variations in customer usage patterns, including energy efficiency efforts and use of alternative energy sources, including self-generation and distributed generation technologies;

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  Federal and state regulations, laws and other efforts designed to promote and expand the use of energy efficiency measures and distributed generation technologies, such as private solar and battery storage, in Duke Energy service territories could result in customers leaving the electric distribution system, excess generation resources as well as stranded costs;

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  Advancements in technology;

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  Additional competition in electric and natural gas markets and continued industry consolidation;

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  The influence of weather and other natural phenomena on operations, including the economic, operational and other effects of severe storms, hurricanes, droughts, earthquakes and tornadoes, including extreme weather associated with climate change;

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  The ability to successfully operate electric generating facilities and deliver electricity to customers including direct or indirect effects to the company resulting from an incident that affects the U.S. electric grid or generating resources;

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  The ability to obtain the necessary permits and approvals and to complete necessary or desirable pipeline expansion or infrastructure projects in our natural gas business;

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  Operational interruptions to our natural gas distribution and transmission activities;

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  The availability of adequate interstate pipeline transportation capacity and natural gas supply;

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  The impact on facilities and business from a terrorist attack, cybersecurity threats, data security breaches, operational accidents, information technology failures or other catastrophic events such as fires, explosions, pandemic health events or other similar occurrences;

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  The inherent risks associated with the operation of nuclear facilities, including environmental, health, safety, regulatory and financial risks, including the financial stability of third-party service providers;

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  The timing and extent of changes in commodity prices and interest rates and the ability to recover such costs through the regulatory process, where appropriate, and their impact on liquidity positions and the value of underlying assets;

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  The results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, interest rate fluctuations, compliance with debt covenants and conditions and general market and economic conditions;

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  Declines in the market prices of equity and fixed-income securities and resultant cash funding requirements for defined benefit pension plans, other post-retirement benefit plans and nuclear decommissioning trust funds;

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  Construction and development risks associated with the completion of Duke Energy's or its subsidiaries' capital investment projects, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from customers in a timely manner, or at all;

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  Changes in rules for regional transmission organizations, including changes in rate designs and new and evolving capacity markets, and risks related to obligations created by the default of other participants;

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  The ability to control operation and maintenance costs;

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  The level of creditworthiness of counterparties to transactions;

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  Employee workforce factors, including the potential inability to attract and retain key personnel;

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  The ability of our subsidiaries to pay dividends or distributions to Duke Energy Corporation;

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  The performance of projects undertaken by our nonregulated businesses and the success of efforts to invest in and develop new opportunities;

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  The effect of accounting pronouncements issued periodically by accounting standard-setting bodies;

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  The impact of U.S. tax legislation to our financial condition, results of operations or cash flows and our credit ratings;

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  The impacts from potential impairments of goodwill or equity method investment carrying values; and

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  The ability to implement our business strategy, including enhancing existing technology systems.

        Additional risks and uncertainties are identified and discussed in our reports filed with the SEC and are available at the SEC's website. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        The net proceeds from the sale of the Series B Preferred Stock, after deducting the underwriting discount and related offering expenses and giving effect to the underwriters' payment to us, will be approximately $988.9 million. The net proceeds from the sale of the Series B Preferred Stock are expected to be used (i) to repay a portion of our outstanding commercial paper, (ii) to repay at maturity $500 million aggregate principal amount of our outstanding 5.05% Senior Notes due September 15, 2019 (the "5.05% Senior Notes") and (iii) for general corporate purposes. At August 30, 2019, we had approximately $2.5 billion of commercial paper outstanding. Our outstanding commercial paper has a weighted average interest rate of approximately 2.30% per year. We issue commercial paper from time to time to fund our working capital and other needs and those of our subsidiaries. Certain of the underwriters or their affiliates may own some of our commercial paper and/or the 5.05% Senior Notes, the repayment of which will be funded with a portion of the net proceeds from the sale of the Series B Preferred Stock. See "Underwriting (Conflicts of Interest)—Conflicts of Interest."

 CAPITALIZATION

        The following table sets forth our consolidated capitalization and as of June 30, 2019:

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  on an actual basis; and

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  on an as adjusted basis to give effect to the issuance and sale of the Series B Preferred Stock.

        You should read the data set forth in the table below in conjunction with our unaudited consolidated financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" from our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, incorporated by reference herein.

	June 30, 2019
	Actual	As Adjusted
	(in millions)
Total Short-Term Debt (includes current maturities)	$6,491	$6,491
Total Long-Term Debt (includes $4,070 related to variable interest entity)	54,342	54,342

Total Debt	60,833	60,833
Stockholders' Equity
Preferred Stock, par value $0.001 per share; 44 million shares authorized; 40,000 shares of Series A Preferred Stock, issued (actual); and 1,000,000 shares of Series B Preferred Stock offered hereby (as adjusted)	973	1,962
Common Stock, par value $0.001 per share; 2 billion shares authorized; 728 million shares issued (actual and as adjusted)	1	1
Additional Paid-in Capital	40,885	40,885
Retained Earnings	3,502	3,502
Accumulated Other Comprehensive Loss	(148)	(148)

Total Stockholders' Equity	44,240	44,240
Total Capitalization	$106,046	$107,035

DESCRIPTION OF THE SERIES B PREFERRED STOCK

        The following description of the particular terms of the Series B Preferred Stock supplements the description of the general terms and provisions of the preferred stock set forth under "Description of Preferred Stock" in the accompanying prospectus. The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Amended and Restated Certificate of Incorporation, which we have previously filed with the SEC, and the Certificate of Designations creating the Series B Preferred Stock, which will be included as an exhibit to our Current Report on Form 8-K to be filed with the SEC.

General

        Our authorized capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share. As of June 30, 2019, approximately 728 million shares of our common stock were outstanding, and as of the date of this prospectus supplement, 40,000 shares of our 5.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") have been issued.

        Our board of directors (the "Board") has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.

        The shares of Series B Preferred Stock offered by this prospectus supplement and the accompanying prospectus are part of a single series of authorized preferred stock consisting of            shares. We may, at any time and from time to time, without notice to, or the consent of, holders of the Series B Preferred Stock, elect to issue additional shares of the Series B Preferred Stock, and all such additional shares would be deemed to form a single series with the Series B Preferred Stock offered hereby. Each such additional share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock, except with respect to the date from which dividends will accumulate.

        The Series B Preferred Stock will rank senior to the Junior Stock (as defined herein) and equally with the Parity Stock, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up of our affairs. In addition, we will generally be able to pay dividends, any redemption price and distributions upon liquidation, dissolution or winding-up of our affairs only out of legally available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims). The Series B Preferred Stock will be fully paid and nonassessable when issued, which means that holders will have paid their purchase price in full and that we may not ask them to surrender additional funds. Holders of the Series B Preferred Stock will not have preemptive or subscription rights to acquire more of our stock.

        The shares of Series B Preferred Stock are equity interests in Duke Energy Corporation, do not constitute indebtedness, and unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Stock is subordinated to all of our existing and future indebtedness (including without limitation indebtedness outstanding under our credit facilities, our senior unsecured notes, our junior subordinated debentures and our commercial paper) we may issue in the future with respect to assets available to satisfy claims against us. The Series B Preferred Stock would also rank junior to any Senior Stock that we may issue in the future. As of the date of this prospectus supplement, we do not currently have any Junior Stock other than the common stock or any Senior Stock outstanding. As of the date of this prospectus supplement, Parity Stock consisted of 40,000 shares of the Series A Preferred Stock. At June 30, 2019, we, on an unconsolidated basis, had approximately $18.7 billion of outstanding indebtedness, consisting of approximately $17.7 billion of unsecured and unsubordinated indebtedness (which amount is inclusive of the 5.05% Senior Notes) and $1.0 billion of junior subordinated indebtedness. At June 30, 2019, our subsidiaries had approximately $40.1 billion of indebtedness, payment upon approximately $650 million of which is guaranteed by Duke Energy Corporation. All of such guarantees were granted to the holders of certain unsecured debt of our subsidiary Duke Energy Carolinas, LLC, in connection with changes in our corporate structure relating to the closing of our merger with Cinergy Corp. in 2006.

        The Series B Preferred Stock will not be convertible into, or exchangeable for, shares of any of our other class or series of stock or our other securities. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or our other obligation to redeem, repurchase or retire the Series B Preferred Stock.

Dividends

        Dividends on the Series B Preferred Stock, when, as and if declared by the Board or any duly authorized committee of the Board, will be payable on the liquidation preference amount, on a cumulative basis, semi-annually in arrears on the 16th day of March and September of each year, commencing on March 16, 2020; provided that if any scheduled dividend payment date is not a business day (as defined herein), then the payment will be made on the next succeeding business day and no additional dividends or interest will accumulate as a result of that postponement.. Dividends on the Series B Preferred Stock will accumulate daily and be cumulative from, and including, the date of original issuance of the Series B Preferred Stock. "Business day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

        Each date on which dividends are payable pursuant to the foregoing clause, subject to adjustment as provided above, is a "dividend payment date," and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record as of the close of business on the 15th calendar day before such dividend payment date or such other record date not more than 60 calendar days nor less than 10 calendar days preceding such dividend payment date fixed for that purpose by the Board or any duly authorized committee of the Board in advance of payment of each particular dividend. Dividend record dates will apply regardless of whether a particular dividend record date is a business day. In the case of payments of dividends payable in arrears, the record date with respect to a dividend payment date will be such date as may be designated by the Board or any duly authorized committee of the Board.

        A pro-rated initial dividend on the Series B Preferred Stock will be payable on March 16, 2020 in an amount equal to approximately $24.9167 per share, when, as and if declared by the Board or any duly authorized committee of the Board.

        The initial dividend rate for the Series B Preferred Stock from and including the date of original issue to, but excluding, September 16, 2024 (the "First Call Date") will be 4.875% per annum of the $1,000 liquidation preference per share. On and after the First Call Date, the dividend rate on the Series B Preferred Stock for each Reset Period (as defined herein) will be equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus a spread of 3.388%.

        The applicable dividend rate for each Reset Period will be determined by the calculation agent (as described below), as of the applicable Reset Dividend Determination Date (as defined herein), in accordance with the following provisions:

        "Five-year U.S. Treasury Rate" means, as of any Reset Dividend Determination Date, as applicable, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity for U.S. Treasury securities with a maturity of five years from the next Reset Date (as defined herein) and trading in the public securities markets or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity for each of the two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Dividend Determination Date, in each case as published in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clauses (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same interest rate determined for the prior Reset Dividend Determination Date.

        "H.15" means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System.

        "Most recent H.15" means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

        "Reset Date" means the First Call Date and each date falling on the fifth anniversary of the preceding Reset Date.

        "Reset Dividend Determination Date" means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

        "Reset Period" means the period from and including the First Call Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

        As noted above, the applicable dividend rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Dividend Determination Date. Promptly upon such determination, the calculation agent will notify us of the dividend rate for the Reset Period. The calculation agent's determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the First Call Date will be on file at our principal offices, will be made available to any holder of the Series B Preferred Stock upon request and will be final and binding in the absence of manifest error.

        We will give notice of the relevant Five-year U.S. Treasury Rate as soon as practicable to the Transfer Agent and the holders of the Series B Preferred Stock.

        A "dividend period" means each period commencing on (and including) a dividend payment date and continuing to, but excluding, the next succeeding dividend payment date or any earlier redemption date, except that the first dividend period for the initial issuance of Series B Preferred Stock shall commence on (and include) the original issue date.

        The amount of the dividend per share of Series B Preferred Stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.

        Dividends on the Series B Preferred Stock will be cumulative (i) whether or not we have earnings, (ii) whether or not there are funds legally available for the payment of such dividends, (iii) whether or not such dividends are authorized or declared and (iv) whether or not any of our agreements prohibit the current payment of dividends, including any agreement relating to our indebtedness. Accordingly, if the Board or any duly authorized committee of the Board does not declare a dividend on the Series B Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accumulated dividend shall become payable out of funds legally available therefor upon the liquidation, dissolution or winding-up of our affairs (or earlier redemption of such shares of Series B Preferred Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the Series B Preferred Stock.

        We will not declare or pay, or set aside for payment, full dividends on the Series B Preferred Stock or any Parity Stock for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series B Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security.

        When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on the Series B Preferred Stock or any Parity Stock on any dividend payment date (or, in the case of Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock), all dividends declared on the Series B Preferred Stock and all such Parity Stock and payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per Series B Preferred Stock and all such Parity Stock payable on such dividend payment date (or, in the case of such Parity Stock having dividend payment dates different from the dividend payment dates pertaining to the Series B Preferred Stock, on a dividend payment date falling within the related dividend period for the Series B Preferred Stock) bear to each other. Any portion of such dividends not declared and paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the Series B Preferred Stock and such Parity Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up of our affairs (or earlier redemption of such shares of Series B Preferred Stock and such Parity Stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption.

        During any dividend period, so long as any Series B Preferred Stock remains outstanding, unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the Series B Preferred Stock and any Parity Stock through the most recently completed dividend period for each such security:

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  no dividend shall be paid or declared on our common stock or any other shares of Junior Stock (as defined herein) (other than a dividend payable solely in shares of Junior Stock); and

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  no common stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) purchases, redemptions or other acquisitions of shares of Junior Stock pursuant to any employment contract, dividend reinvestment plan, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or advisors, (b) as a result of a reclassification of Junior Stock for or into other Junior Stock, (c) the exchange or conversion of one share of

    Junior Stock for or into another share of such Junior Stock, or (d) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock) during a dividend period.

        The Series B Preferred Stock will rank junior as to payment of dividends to any class or series of our Senior Stock that we may issue in the future. If at any time we have failed to pay, on the applicable payment date, accumulated dividends on any class or series of Senior Stock, we may not pay any dividends on the outstanding Series B Preferred Stock or redeem or otherwise repurchase any shares of Series B Preferred Stock until we have paid or set aside for payment the full amount of the unpaid dividends on the Senior Stock that must, under the terms of such securities, be paid before we may pay dividends on, or redeem or repurchase, the Series B Preferred Stock.

        No dividends on the Series B Preferred Stock shall be declared and paid (or declared and a sum sufficient for the payment thereof set aside) at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration and payment (or declaration and setting aside a sum sufficient for the payment thereof) would constitute a breach thereof or a default thereunder, or if the declaration and payment (or the declaration and setting aside a sum sufficient for the payment thereof) shall be restricted or prohibited by law. See "Risk Factors—If we are deferring payments on our outstanding junior subordinated debentures or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series B Preferred Stock."

        As of the date of this prospectus supplement, we do not have any Junior Stock other than the common stock or any Senior Stock outstanding. As of the date of this prospectus supplement, Parity Stock consisted of 40,000 shares of the Series A Preferred Stock.

        Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board or any duly authorized committee of the Board may be declared and paid on our common stock and any other Junior Stock from time to time out of any funds legally available for such payment, and the Series B Preferred Stock shall not be entitled to participate in any such dividend.

Ranking

        The Series B Preferred Stock will rank, with respect to anticipated dividends (whether cumulative or non-cumulative) and distributions upon the liquidation, dissolution or winding-up of our affairs:

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  senior to our common stock and to each other class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is expressly made subordinated to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the "Junior Stock");

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  on a parity with the Series A Preferred Stock and any class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is not expressly made senior or subordinated to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (collectively, the "Parity Stock");

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  junior to any class or series of our capital stock established after the original issue date of the Series B Preferred Stock that is expressly made senior to the Series B Preferred Stock as to the payment of dividends or amounts payable on a liquidation, dissolution or winding-up of our affairs (the "Senior Stock");

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  junior to all of our existing and future indebtedness (including indebtedness outstanding under our credit facilities, our unsecured senior notes, our junior subordinated debentures and our commercial paper) and other liabilities with respect to assets available to satisfy claims against us; and

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  structurally subordinated to existing and future indebtedness and other liabilities of our subsidiaries and future preferred stock of our subsidiaries.

        We may issue Parity Stock and Junior Stock at any time and from time to time in one or more series without the consent of the holders of the Series B Preferred Stock. Our ability to issue any Senior Stock is limited as described under "—Voting Rights."

        Parity Stock with respect to the Series B Preferred Stock may include series of our preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., quarterly rather than semi-annual), payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the Series B Preferred Stock.

Liquidation Rights

        Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of the Series B Preferred Stock are entitled to receive out of our assets legally available for distribution to stockholders, after satisfaction of all liabilities and obligations to our creditors, if any, and subject to the rights of holders of Senior Stock in respect of distributions upon liquidation, dissolution or winding-up of our affairs, and before any distribution of assets is made to or set aside for holders of common stock and any other Junior Stock, in full a liquidating distribution in the amount of $1,000 per share of Series B Preferred Stock, plus all accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series B Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidation preference (as defined below).

        In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series B Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series B Preferred Stock and to the holders of such Parity Stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the "liquidation preference" of any holder of preferred stock means the amount payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any unpaid, accumulated, cumulative dividends, whether or not declared (and, in the case of any Parity Stock on which dividends accumulate on a non-cumulative basis, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of the Series B Preferred Stock and holders of Parity Stock, the holders of our other stock shall be entitled to receive all our remaining assets according to their respective rights and preferences.

        For purposes of this "—Liquidation Rights" section, neither our merger or consolidation into or with any other corporation, including a merger or consolidation in which the holders of Series B Preferred Stock receive cash, securities or other property for their shares, nor a sale, transfer or lease of all or part of our assets, will be deemed a liquidation, dissolution or winding-up of our affairs.

        The Certificate of Designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series B Preferred Stock even though it is substantially in excess of the par value thereof.

Optional Redemption

        The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. We may redeem the Series B Preferred Stock at our option:

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  in whole or in part, from time to time, on the First Call Date or on any subsequent Reset Date at a redemption price in cash equal to $1,000 per share; or

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  in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), at a redemption price in cash equal to $1,020 per share (102% of the liquidation preference of $1,000 per share), plus, in each case, all accumulated and unpaid dividends (whether or not declared) to, but excluding, such redemption date.

        "Ratings Event" means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Exchange Act or in any successor provision thereto, that then publishes a rating for us (a "rating agency") amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series B Preferred Stock, which amendment, clarification or change results in:

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  the shortening of the length of time the Series B Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock; or

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  the lowering of the equity credit (including up to a lesser amount) assigned to the Series B Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series B Preferred Stock.

        Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of, or be paid to, the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to such dividend payment date.

        Holders of the shares of Series B Preferred Stock will not have the right to require the redemption or repurchase of the Series B Preferred Stock.

Redemption Procedures

        If the Series B Preferred Stock is to be redeemed, the notice of redemption shall be given by first class mail, postage prepaid, to the holders of record of the Series B Preferred Stock to be redeemed, mailed not less than 30 days, nor more than 60 days, prior to the date fixed for redemption thereof (provided that, if the Series B Preferred Stock is held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

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  the redemption date;

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  the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of such shares of Series B Preferred Stock to be redeemed from such holder;

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  the redemption price;

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  the place or places where holders may surrender certificates evidencing the Series B Preferred Stock for payment of the redemption price; and

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  that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accumulate from and after such redemption date.

        If notice of redemption of any Series B Preferred Stock has been given, and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series B Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such Series B Preferred Stock, and such Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such Series B Preferred Stock will terminate, except only the right of the holders thereof to receive the amount payable on such redemption, without interest. Any funds unclaimed at the end of two years from the redemption date shall, to the extent permitted by law, be released by us, after which time the holders of such Series B Preferred Stock so called for redemption shall look only to us for payment of the redemption price of such Series B Preferred Stock.

        In case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the Series B Preferred Stock to be redeemed shall be selected either pro rata or by lot (or, in the event the Series B Preferred Stock is in the form of Global Securities (as defined herein), in accordance with the applicable procedures of DTC).

Voting Rights

        Except as provided below or as otherwise required by applicable law, the holders of the Series B Preferred Stock will have no voting rights.

Right to Elect Two Directors Upon Nonpayment

        Whenever dividends on any Series B Preferred Stock shall have not been paid for the equivalent of three semi-annual full dividend periods, whether or not for consecutive dividend periods (each, a "Nonpayment"), the number of directors then constituting the Board shall automatically be increased by two and the holders of such Series B Preferred Stock, together with the holders of any outstanding shares of voting preferred stock (as defined herein), voting together as a single class, with each series having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such series, will be entitled to vote for the election of the two additional members of the Board (the "Preferred Stock Directors"), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which our securities may then be listed or traded) that listed companies must have a majority of independent directors. In that event, the number of directors on the Board shall automatically increase by two and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series B Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting. These voting rights will continue until full cumulative dividends payable on the Series B Preferred Stock through the most recently completed dividend period shall have been fully paid.

        As used in this prospectus supplement, "voting preferred stock" means any other class or series of our preferred stock (including the Series A Preferred Stock) ranking equally with the Series B Preferred Stock either as to the payment of dividends (whether cumulative or non-cumulative) and or the distribution of assets upon our liquidation, dissolution or winding-up and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series B Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation preference of the Series B Preferred Stock voted.

        If and when all accumulated and unpaid dividends on the Series B Preferred Stock through the most recently completed dividend period shall have been paid in full, the holders of the Series B Preferred Stock and all other holders of voting preferred stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock Director so elected shall terminate and the number of directors on the board of directors shall automatically decrease by two. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding Series B Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock and any other shares of voting preferred stock then outstanding (voting together as a single class) when they have the voting rights described above. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Other Voting Rights

        So long as any Series B Preferred Stock remains outstanding, in addition to any other vote or consent of stockholders required by law or by our Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate of Incorporation"), we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Stock and all other series of voting preferred stock (subject to the immediately succeeding paragraph below) entitled to vote thereon (voting together as a single class), given in person or by proxy, either in writing or at a meeting:

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  amend or alter the provisions of the Amended and Restated Certificate of Incorporation or the Certificate of Designations for the Series B Preferred Stock so as to authorize or create, or increase the authorized amount of, any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends and/or the distribution of assets upon our liquidation, dissolution or winding-up;

  •
  amend, alter or repeal the provisions of the Amended and Restated Certificate of Incorporation or the Certificate of Designations for the Series B Preferred Stock so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole; or

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  consummate a binding share exchange or reclassification involving the Series B Preferred Stock or our merger or consolidation with another entity, unless in each case (i) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, is converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such Series B Preferred Stock remaining outstanding or such preference securities, as the case may be, has such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series B Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon our liquidation, dissolution or winding-up of our affairs will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series B Preferred Stock.

        If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the Series B Preferred Stock and one or more, but not all, series of voting preferred stock (including the Series B Preferred Stock for this purpose), then only the series materially and adversely affected by such event and entitled to vote shall vote on the matter together as a single class (in lieu of all other series of voting preferred stock).

        To the fullest extent permitted by the law, without the consent of the holders of the Series B Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series B Preferred Stock, taken as a whole, we may amend, alter, supplement or repeal any terms of the Series B Preferred Stock for the following purposes:

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  to cure any ambiguity, omission, inconsistency or mistake in any such agreement or instrument;

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  to make any provision with respect to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the Series B Preferred Stock and that does not adversely affect the rights of any holder of the Series B Preferred Stock; or

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  to make any other change that does not adversely affect the rights of any holder of the Series B Preferred Stock (other than any holder that consents to such change).

        In addition, without the consent of the holders of the Series B Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series B Preferred Stock to conform the terms of the Series B Preferred Stock to the description thereof in the accompanying prospectus as supplemented and/or amended by this "Description of the Series B Preferred Stock" section of the preliminary prospectus supplement for the Series B Preferred Stock, as further supplemented and/or amended by the related pricing term sheet.

        The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice, and sufficient funds shall have been set aside by us for the benefit of the holders of Series B Preferred Stock to effect such redemption.

Transfer Agent and Registrar

        Equiniti Trust Company will be the transfer agent, registrar and dividend disbursing agent for the Series B Preferred Stock.

Calculation Agent

        Unless we have validly called all shares of the Series B Preferred Stock for redemption on the First Call Date, we will appoint a banking institution or trust company as calculation agent for the Series B Preferred Stock prior to the Reset Dividend Determination Date preceding the First Call Date. If we are unable to appoint a calculation agent using commercially reasonable efforts, we may appoint ourselves or an affiliate of ours as calculation agent.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the Series B Preferred Stock. This discussion deals only with shares of the Series B Preferred Stock held as capital assets by holders who purchase such shares in this offering.

        This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of the Series B Preferred Stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities, persons liable for the alternative minimum tax, persons that are "controlled foreign corporations" or "passive foreign investment companies," accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Series B Preferred Stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk-reduction transaction, and U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who are otherwise subject to special treatment under the provisions of the Internal Revenue Code of 1986, as amended (the "Code").

        Furthermore, this summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of the Series B Preferred Stock that for U.S. federal income tax purposes is

  •
  an individual who is a citizen or resident of the United States,

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  a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated as a United States person.

        A "non-U.S. holder" means a beneficial owner of the Series B Preferred Stock that is neither a U.S. Holder nor a partnership (including any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

        If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the Series B Preferred Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the Series B Preferred Stock are urged to consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the Series B Preferred Stock.

        This discussion of material U.S. federal income tax considerations is not intended, and should not be construed, to be tax or legal advice to any particular investor in or holder of the Series B Preferred Stock. Prospective investors are advised to consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or any applicable tax treaties, and the possible effect of changes in applicable tax law.

U.S. Holders

Distributions

        Distributions made to you with respect to the Series B Preferred Stock will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Series B Preferred Stock exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the Series B Preferred Stock, and thereafter as capital gain which will be long-term capital gain if your holding period for the stock exceeds one year at the time of the distribution. Distributions constituting dividend income received by an individual in respect of the Series B Preferred Stock will generally be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the Series B Preferred Stock constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends-received deduction, subject to various limitations.

        Dividends that exceed certain thresholds in relation to a corporate U.S. holder's tax basis in the Series B Preferred Stock could be characterized as "extraordinary dividends" under the Code. If a corporate U.S. Holder that has held the Series B Preferred Stock for two years or less before the dividend announcement date receives an extraordinary dividend, the holder will generally be required to reduce its tax basis in the Series B Preferred Stock with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. Holder's tax basis in the Series B Preferred Stock, the excess is treated as taxable gain.

Sale or Redemption

        You will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution, as discussed below) or other disposition of the Series B Preferred Stock equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the stock so disposed. The capital gain or loss will be long-term capital gain or loss if your holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

        A redemption of the Series B Preferred Stock will be treated as a sale or exchange described in the preceding paragraph if the redemption is treated for U.S. federal income tax purposes as (i) a "complete termination" of your stock interest in us, (ii) a "substantially disproportionate" redemption of stock with respect to you, or (iii) is "not essentially equivalent to a dividend" with respect to you. In determining whether any of these tests has been met, you must take into account not only the Series B Preferred Stock and other equity interests in us that you actually own but also other equity interests in us that you constructively own under U.S. federal income tax rules.

        If you meet none of the alternative tests described above, the redemption will be treated as a distribution subject to the rules described under "U.S. Holders—Distributions." If a redemption of the Series B Preferred Stock is treated as a distribution that is taxable as a dividend, you are urged to consult your tax advisor regarding the allocation of your tax basis in the redeemed and remaining shares of Series B Preferred Stock.

        Because the determination as to whether any of the alternative tests described above is satisfied with respect to any particular holder of the Series B Preferred Stock will depend upon the facts and circumstances as of the time the determination is made, you are urged to consult your tax advisor regarding the tax treatment of a redemption.

Non-U.S. Holders

Distributions

        Generally, distributions treated as dividends, as described above under "U.S. Holders—Distributions," paid to you with respect to the Series B Preferred Stock that are not effectively connected with the conduct of a trade or business within the United States will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Additional withholding may be required in respect of dividends paid to you, as described below under "FATCA." If you are subject to withholding at a rate in excess of a reduced rate for which you are eligible under a tax treaty or otherwise, you may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the Series B Preferred Stock.

        Subject to the discussions below under "Information Reporting and Backup Withholding" and "FATCA," dividends paid to you that are effectively connected with your conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment you maintain in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to U.S. persons. You generally will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding. In addition, a "branch profits tax" may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on a foreign corporation's effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Sale or Redemption

        Subject to the discussion below under "Information Reporting and Backup Withholding," you generally will not be subject to U.S. federal income tax with respect to gain, if any, recognized on a sale, exchange or other taxable disposition of the Series B Preferred Stock, other than a redemption that is treated as a distribution as discussed below, unless

  •
  the gain is effectively connected with your conduct of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States,

  •
  you are a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or

  •
  the Series B Preferred Stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (a "USRPHC"), for U.S. federal income tax purposes.

        A non-U.S. holder described in the first bullet point above generally will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. A non-U.S. holder that is a foreign corporation will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, subject to certain limitations. In the case described in the third bullet point above, we have not determined whether we are a USRPHC. If we are a USRPHC, a non-U.S. holder generally will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. persons upon its disposition at a gain.

        A payment made to you in redemption of the Series B Preferred Stock may be treated as a dividend, rather than as a payment in exchange for the stock, in the circumstances discussed above under "U.S. Holders—Sale or Redemption," in which event the payment would be subject to tax as discussed above under "Non-U.S. Holders—Distributions."

        Non-U.S. holders should consult their own advisors about the U.S. federal income tax consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding

        Information returns will be filed with the Internal Revenue Service (the "IRS") in connection with payments of dividends on the Series B Preferred Stock to, and the proceeds from a sale or other disposition of the Series B Preferred Stock effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding with respect to such amounts if they do not provide their correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder is allowable as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

        The Foreign Account Tax Compliance Act and related IRS guidance concerning foreign account tax compliance rules ("FATCA") impose a 30% U.S. withholding tax on dividends in respect of Series B Preferred Stock made to a non-United States entity that fails to take required steps to provide information regarding its "United States accounts" or its direct or indirect "substantial United States owners," as applicable, or to make a required certification that it has no such accounts or owners. We will not pay any additional amounts to holders of the Series B Preferred Stock in respect of any amounts withheld. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules for their investment in the Series B Preferred Stock.

        Prospective investors should consult their own tax advisors about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the Series B Preferred Stock.

 CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition, holding and disposition of the Series B Preferred Stock by "employee benefit plans" as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") subject to Title I of ERISA, "plans," as defined in Section 4975(e)(1) of the Code, including individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or certain other plans or arrangements that are subject to other federal, state, local, non-U.S. or other laws or regulations that are similar to the foregoing provisions of ERISA or the Code (collectively, "Similar Law"), and entities whose underlying assets are considered to include "plan assets" of such employee benefit plans or plans (each of the foregoing, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice to such an ERISA Plan for a fee or other compensation, is generally considered to be a fiduciary of the ERISA Plan. A fiduciary may be personally liable for losses incurred by an ERISA Plan resulting from a breach of fiduciary duties and may be subject to other adverse consequences.

        In considering an investment in the Series B Preferred Stock by an ERISA Plan, a fiduciary must, among other things and as applicable, (1) discharge its duties solely in the interest of the participants beneficiaries of such an ERISA Plan and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the ERISA Plan; (2) act prudently with respect to the ERISA Plan; (3) diversify the investments of such ERISA Plan so as to minimize the risk of large losses; and (4) discharge its duties in accordance with the documents and instruments governing such ERISA Plan. In addition, fiduciaries are generally required to hold all assets of an ERISA Plan in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of an ERISA Plan should determine whether the investment in the Series B Preferred Stock satisfies these requirements. In addition, a fiduciary of a Plan should determine whether such investment is in accordance with the documents and instruments governing the Plan and whether such investment is in accordance with the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to such Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Law.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition, holding and disposition of the shares of Series B Preferred Stock by an ERISA Plan with respect to which we or any of our affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless an applicable statutory or administrative exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition, holding and disposition of the shares of Series B Preferred Stock. These class exemptions include, without limitation, PTCE 84-14 with respect to transactions determined by qualified professional asset managers, PTCE 90-1 with respect to insurance company pooled separate accounts, PTCE 91-38 with respect to bank collective investment funds, PTCE 95-60 with respect to life insurance company general accounts and PTCE 96-23 with respect to transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more, nor receives no less, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring, holding or disposing of the Series B Preferred Stock in reliance of these or any other exemption should carefully review the exemption to ensure that exemptive relief is available under it. Even if the conditions specified in one or more exemptions are met, the scope of the relief provided may or may not cover all acts that could be construed as prohibited transactions. For example, certain of the exemptions may not afford relief from the prohibition on self dealing contained in ERISA Section 406(b) and Code Sections 4975(c)(1)(E) and (F). As a result, there can be no assurance that any exemptions will be available with respect to any particular transaction involving the Series B Preferred Stock.

        As a general rule, a "governmental plan" (as defined in Section 3(32) of ERISA), a "church plan" (as defined in Section 3(33) of ERISA) that has not made an election under Section 410(d) of the Code and a "non-U.S. plan" (defined as any plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens) are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such Plans may be invested without regard to the fiduciary and prohibited transaction considerations under ERISA and Section 4965 of the Code described above. However, while such Plans are not subject to Title I of ERISA or Section 4975 of the Code, each such Plan may be subject to Similar Law. A fiduciary of any such Plan should therefore consider whether investing in the Series B Preferred Stock satisfies the requirements, if any, under Similar Law.

        The Series B Preferred Stock should not be purchased or held by any person investing assets of an ERISA Plan unless such purchase, holding and disposition either will not constitute a prohibited transaction under ERISA and the Code or will be covered by an applicable exemption and should not be purchased, held and disposed of by a person investing assets of a governmental, church or non-U.S. plan subject to Similar Law unless such purchase, holding and disposition will not violate such Similar Law. Any Plan fiduciary or person that proposes to cause a Plan (or to act on behalf of a Plan) to purchase the Series B Preferred Stock should consult with its own counsel with respect to the potential applicability of ERISA, the Code or Similar Laws, the potential consequences in its specific circumstances and whether any exemption or exemptions would be applicable and determine on its own whether all conditions of such exemption or exemptions have been satisfied. In addition, the investing fiduciary should determine whether the investment in the Series B Preferred Stock satisfies ERISA's fiduciary standards and other requirements under ERISA, the Code or Similar Laws.

        Each fiduciary of an ERISA Plan or other person investing assets of an ERISA Plan should consider the fact that none of the Company, the underwriters, nor any of their respective affiliates will act as a fiduciary to an ERISA Plan with respect to the decision to acquire any Series B Preferred

Stock and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision.

Representation

        Each purchaser and subsequent transferee (and any fiduciary directing such acquisition) of any Series B Preferred Stock will be deemed to have represented and warranted on each day, including the date of its acquisition of the Series B Preferred Stock through and including the date of disposition of such Series B Preferred Stock, that either (i) the purchaser or transferee is not, and is not acting on behalf of or using assets of, a Plan or (ii)(A) the acquisition, holding and disposition of the Series B Preferred Stock by such purchaser or transferee satisfies ERISA's fiduciary standards and other requirements under ERISA, the Code or Similar Laws, (B) in the case of an ERISA Plan, will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of a governmental, church or non-U.S. plan, will not constitute or result in a violation of Similar Law and (C) neither the Company nor any of its subsidiaries are or will be deemed to be a fiduciary with respect to the decision to acquire the Series B Preferred Stock and is not undertaking to provide investment advice or give advice in a fiduciary capacity, with respect to such decision.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring, holding or disposing of any Series B Preferred Stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such investment and whether an exemption would be available. Purchasers of Series B Preferred Stock have exclusive responsibility for ensuring that their purchase, holding and disposition of Series B Preferred Stock do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Series B Preferred Stock to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan. In this regard, neither this discussion nor anything provided in this prospectus supplement or the accompanying prospectus is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of Series B Preferred Stock should consult and rely on their own counsel and advisers as to whether an investment in the Series B Preferred Stock is suitable.

BOOK-ENTRY SYSTEM

        The Series B Preferred Stock will be represented by one or more fully registered global securities, each of which is referred to in this prospectus supplement as a "Global Security." Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Series B Preferred Stock in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        Except under limited circumstances, shares of Series B Preferred Stock represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, certificated security. Investors may elect to hold interests in a Global Security through either DTC in the United States or Clearstream Banking, S.A. ("Clearstream") or Euroclear Bank SA/NV, as operator of the Euroclear System ("Euroclear") in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        Beneficial interests in the Series B Preferred Stock will be represented through book-entry accounts of financial institutions acting on behalf of Beneficial Owners (as defined below) as Direct and Indirect Participants (as defined below) in DTC. So long as DTC, or its nominee, is a registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Series B Preferred Stock represented by such Global Security for all purposes under the instruments governing the rights and obligations of holders of the Series B Preferred Stock. Except as provided below, the actual owners of the Series B Preferred Stock represented by a Global Security (the "Beneficial Owners") will not be entitled to have the Series B Preferred Stock represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Series B Preferred Stock in definitive form and will not be considered the owners or holders thereof under the instruments governing the rights and obligations of holders of the Series B Preferred Stock.

        Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a participant of DTC (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of the Series B Preferred Stock. Under existing industry practices, if any action is requested of, or entitled to be given or taken under the instruments governing the rights and obligations of holders of the Series B Preferred Stock by, holders of the Series B Preferred Stock, DTC would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners.

The Depository Trust Company

        DTC will act as securities depositary for the Series B Preferred Stock. One or more Global Securities will initially represent the Series B Preferred Stock and will be deposited with DTC. DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities that its direct participants of DTC ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

        Purchases of the Series B Preferred Stock under DTC's system must be made by or through Direct Participants, which will receive a credit for the Series B Preferred Stock on DTC's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series B Preferred Stock are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificated securities representing their ownership interests in the Series B Preferred Stock, except in the limited circumstances that may be provided in the instruments governing the rights and obligations of holders of the Series B Preferred Stock.

        To facilitate subsequent transfers, all Series B Preferred Stock deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Series B Preferred Stock with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series B Preferred Stock. DTC's records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the Series B Preferred Stock. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

        Payments on the Series B Preferred Stock will be made in immediately available funds to DTC. DTC's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date.

        Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Transfer Agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is our responsibility or the responsibility of the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

        If (i) DTC notifies us that it is unwilling or unable to continue to act as securities depositary for the Series B Preferred Stock and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Series B Preferred Stock within 90 days after such notice; (ii) DTC ceases to be a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act when the securities depositary is required to be so registered and so notifies us, and no successor securities depositary has been appointed pursuant to the instruments governing the rights and obligations of holders of the Series B Preferred Stock within 90 days after such notice; or (iii) the Company in its sole discretion and subject to DTC's procedures determines that the Series B Preferred Stock shall be exchangeable for Series B Preferred Stock represented by certificated securities; then (x) certificated securities may be prepared by us and delivered to the Transfer Agent and (y) upon surrender of the Global Securities representing the Series B Preferred Stock by DTC (or any successor securities depositary), accompanied by registration instructions, we will cause certificated securities representing the Series B Preferred Stock to be delivered to Beneficial Owners in accordance with the instructions of DTC (or such successor securities depositary).

        Clearstream has advised that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry transfers between their accounts. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream Participants in the U.S. are limited to securities brokers, dealers and banks, and may include the underwriters. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream Participants. Distributions with respect to interests in Global Securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants ("Euroclear Participants") through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a U.K. corporation. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Global Clearance and Settlement Procedures

        Secondary market trading between the DTC Participants will occur in the ordinary way in accordance with the DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with the DTC rules on behalf of the relevant European international clearing system by DTC in its capacity as U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC to take action to effect final settlement on its behalf by delivering interests in the Series B Preferred Stock to or receiving interests in the Series B Preferred Stock from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to DTC.

        Because of time-zone differences, credits of interests in the Series B Preferred Stock received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions involving interests in such Series B Preferred Stock settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in the Series B Preferred Stock by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Series B Preferred Stock among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

        The information in this section concerning DTC and its book-entry system, Euroclear and Clearstream has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

 UNDERWRITING (CONFLICTS OF INTEREST)

        We have entered into an underwriting agreement with respect to the Series B Preferred Stock with the underwriters listed below, for whom Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as representatives (the "Representatives"). Subject to certain conditions, each of the underwriters has severally agreed to purchase the number of shares of Series B Preferred Stock indicated in the following table:

Name	Number of Shares
Barclays Capital Inc	230,000
Credit Suisse Securities (USA) LLC	230,000
Goldman Sachs & Co. LLC	230,000
J.P. Morgan Securities LLC	230,000
Santander Investment Securities Inc.	23,000
Regions Securities LLC	23,000
The Williams Capital Group, L.P.	23,000
CastleOak Securities, L.P.	3,700
Drexel Hamilton, LLC	3,700
Siebert Cisneros Shank & Co., L.L.C.	3,600

Total	1,000,000

        The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Series B Preferred Stock are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all of the shares of Series B Preferred Stock, if they purchase any of the shares of Series B Preferred Stock. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        The underwriters are offering the Series B Preferred Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Series B Preferred Stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have agreed for a period beginning on the date of this prospectus supplement and continuing to and including a period of 30 days, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, dispose of, directly or indirectly, any shares of our securities that are substantially similar to the Series B Preferred Stock or any securities convertible into or exercisable or exchangeable for Series B Preferred Stock, without the prior written consent of the Representatives.

Commissions and Discounts

        The Series B Preferred Stock sold by the underwriters to the public will initially be offered at the price to the public set forth on the cover of this prospectus supplement and may be offered to certain dealers at this price less a concession not in excess of $7.50 per share of Series B Preferred Stock. The underwriters may allow, and those dealers may reallow, a discount not in excess of $3.75 per share of

Series B Preferred Stock. If all of the shares of the Series B Preferred Stock are not sold at the price to the public, the underwriters may change the price to the public and the other selling terms.

        The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1,072,000 and are payable by us. The underwriters have agreed to make a payment to us in an amount equal to $2,500,000, including in respect of expenses incurred by us in connection with this offering.

Settlement

        It is expected that delivery of the shares of Series B Preferred Stock will be made against payment for the Series B Preferred Stock on or about the date specified on the cover page of this prospectus supplement, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+3"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series B Preferred Stock on the date of this prospectus supplement will be required, by virtue of the fact that the Series B Preferred Stock initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

New Issue of Securities and No Listing

        The Series B Preferred Stock is a new issue of securities with no established trading market. The Series B Preferred Stock will not be listed on any securities exchange or included in any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Series B Preferred Stock but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the Series B Preferred Stock.

Price Stabilization and Short Positions

        In connection with the offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Series B Preferred Stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of the Series B Preferred Stock than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series B Preferred Stock while this offering is in process.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Series B Preferred Stock. As a result, the price of the Series B Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount recovered by it because the Representatives have repurchased Series B Preferred Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have received and in the future will receive customary fees.

        In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

        Certain of the underwriters or their affiliates have a lending relationship with us and our affiliates. Certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us and our affiliates consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        A portion of the net proceeds from the sale of the Series B Preferred Stock will be used to repay a portion of our outstanding commercial paper and the 5.05% Senior Notes. To the extent any of the underwriters or their affiliates own our commercial paper and/or the 5.05% Senior Notes, such party would receive a portion of the net proceeds from the sale of the Series B Preferred Stock. Accordingly, any such underwriter may have a conflict of interest, in that it has an interest in the offering beyond the underwriting discount it receives in connection with the offering.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

        In relation to each Member State, no offer of the Series B Preferred Stock which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and any related free writing prospectus to the public may be made in that Member State other than:

        (a)   to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

        (b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by Duke Energy Corporation for any such offer; or

        (c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

        provided that no such offer of the Series B Preferred Stock shall require Duke Energy Corporation or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

        For the purposes of this provision, the expression an "offer of the Series B Preferred Stock to the public" in relation to any Series B Preferred Stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series B Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe for the Series B Preferred Stock. The expression "Prospectus Regulation" means Regulation (EU) 2017/1129.

Notice to Prospective Investors in United Kingdom

        Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Series B Preferred Stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Duke Energy.

        All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Series B Preferred Stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Canada

        The Series B Preferred Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series B Preferred Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Notice to Prospective Investors in Hong Kong

        The shares of Series B Preferred Stock has not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Series B Preferred Stock may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Series B Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The Series B Preferred Stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the "Financial Instruments and Exchange Law"), and the Series B Preferred Stock has not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Korea

        The Series B Preferred Stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Series B Preferred Stock has not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Series B Preferred Stock may not be resold to Korean residents unless the purchaser of the Series B Preferred Stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Series B Preferred Stock.

Notice to Prospective Investors in Taiwan

        The Series B Preferred Stock has not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China ("Taiwan"), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Series B Preferred Stock in Taiwan.

Notice to Prospective Investors in Switzerland

        We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Series B Preferred Stock has not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Series B Preferred Stock offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Series B Preferred Stock may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Series B Preferred Stock are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offers described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus do not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

 LEGAL MATTERS

        The validity of the Series B Preferred Stock offered by this prospectus supplement will be passed upon for Duke Energy Corporation by Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation. Certain legal matters with respect to the offering of the Series B Preferred Stock will be passed upon for Duke Energy Corporation by Hunton Andrews Kurth LLP, New York, New York. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters. Sidley Austin LLP acts and, in the past has acted, as counsel to Duke Energy Corporation and certain of its subsidiaries in connection with various matters.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC, as well as additional information about us, are also available to the public through our website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC's website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. We incorporate by reference the documents listed below and any future documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offerings are completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2018, including the portions of our definitive proxy statement filed on Schedule 14A on March 21, 2019 that are incorporated by reference therein;

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  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019; and

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  Current Reports on Form 8-K filed on February 28, 2019, March 11, 2019, March 21, 2019, March 29, 2019, April 1, 2019, May 8, 2019, May 16, 2019, June 7, 2019, June 26, 2019, July 2, 2019 and August 9, 2019.

        We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

Prospectus

Duke Energy Corporation

Common Stock
Preferred Stock
Depositary Shares
Debt Securities

        From time to time, we may offer the securities described in the prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

        We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol "DUK."

        Investing in our securities involves risks. You should carefully consider the information in the section entitled "Risk Factors" contained in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference into this prospectus before you invest in any of our securities.

        We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select. If we use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we expect to receive from that sale will also be set forth in a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2019.

Prospectus

REFERENCES TO ADDITIONAL INFORMATION

        This prospectus incorporates important business and financial information about us from other documents that are not included in or delivered with this prospectus. This information is available for you to review through the Securities and Exchange Commission's, or SEC's website, www.sec.gov. You can also obtain those documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

        See "Where You Can Find More Information" in this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Duke Energy filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, we are registering an unspecified amount of our common stock and debt securities, and may issue any of such securities in one or more offerings.

        This prospectus provides general descriptions of the securities we may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the

i

SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

        Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our management's beliefs and assumptions and can often by identified by terms and phrases that include "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "guidance," "outlook," or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized.

        In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus might not occur or might occur to a different extent or at a different time than described. Forward-looking statements speak only as of the date they are made and we expressly disclaim an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

THE COMPANY

        Duke Energy, together with its subsidiaries, is a diversified energy company with both regulated and unregulated utility operations. We conduct business through the following operating business segments: Electric Utilities and Infrastructure, Gas Utilities and Infrastructure, and Commercial Renewables.

        Duke Energy's Electric Utilities and Infrastructure segment conducts operations primarily through the regulated public utilities of Duke Energy Carolinas, LLC, Duke Energy Progress, LLC, Duke Energy Florida, LLC, Duke Energy Indiana, LLC and Duke Energy Ohio, Inc. Duke Energy's Electric Utilities and Infrastructure segment provides retail electric service through the generation, transmission, distribution and sale of electricity to approximately 7.7 million customers within the Southeast and Midwest regions of the U.S. The service territory is approximately 95,000 square miles across six states with a total estimated population of 24 million people. The operations include electricity sold wholesale to municipalities, electric cooperative utilities and other load-serving entities. Duke Energy's Electric Utilities and Infrastructure segment is also a joint owner of certain electric transmission projects.

        Duke Energy's Gas Utilities and Infrastructure segment conducts natural gas operations primarily through the regulated public utilities of Piedmont Natural Gas Company, Inc. and Duke Energy Ohio, Inc. Duke Energy's Gas Utilities and Infrastructure segment serves residential, commercial, industrial and power generation natural gas customers, including customers served by municipalities who are wholesale customers. Duke Energy's Gas Utilities and Infrastructure segment has over 1.6 million customers, including more than 1.1 million customers located in North Carolina, South Carolina and Tennessee, and an additional 531,000 customers located within southwestern Ohio and northern Kentucky.

        Duke Energy's Commercial Renewables segment primarily acquires, develops, builds, operates and owns wind and solar renewable generation throughout the continental U.S. The portfolio includes nonregulated renewable energy and energy storage businesses. This segment's renewable energy includes utility-scale wind and solar generation assets, distributed solar generation assets and a battery storage project, which total 2,991 megawatts across 19 states from 21 wind facilities, 100 solar facilities and one battery storage facility. Revenues are primarily generated by selling the power produced from renewable generation through long-term contracts to utilities, electric cooperatives, municipalities and commercial and industrial customers. In most instances, these customers have obligations under state-mandated renewable energy portfolio standards or similar state or local renewable energy goals.

        Duke Energy is a Delaware corporation. The address of Duke Energy's principal executive offices is 550 South Tryon Street, Charlotte, North Carolina 28202-1803 and its telephone number is (704) 382-3853. Duke Energy's common stock is listed and trades on the New York Stock Exchange under the symbol "DUK."

        The foregoing information about Duke Energy is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy, you should refer to the information described under the caption "Where You Can Find More Information" in this prospectus.

RISK FACTORS

        Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned "Risk Factors" in our Form 10-K for the year ended December 31, 2018, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including filings made with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

 USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities sold by us for general corporate purposes, which may include acquisitions, repayment of debt, capital expenditures and working capital. When a particular series of securities is offered, the prospectus supplement relating to that offering will set forth our intended use of the net proceeds received from the sale of those securities. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF COMMON STOCK

        The following summary of our capital stock is subject in all respects to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our amended and restated certificate of incorporation. The following discussion is a summary of our amended and restated certificate of incorporation and by-laws and is qualified in its entirety by reference to those documents.

        Our total number of authorized shares of capital stock consists of 2 billion shares of common stock, par value $0.001 per share, and 44 million shares of preferred stock, par value $0.001 per share.

        Except as otherwise required by law and subject to the rights of the holders of any class or series of preferred stock, with respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of any outstanding shares of common stock vote together as a class, and every holder of common stock is entitled to cast one vote in person or by proxy for each share of common stock standing in such holder's name on our books. We do not have a classified board of directors nor do we permit cumulative voting.

        Holders of common stock are not entitled to any preemptive rights to subscribe for additional shares of common stock nor are they liable to further capital calls or to assessments by us.

        Subject to applicable law and the rights, if any, of the holders of any class or series of preferred stock having a preference over the rights to participate with the common stock with respect to the payment of dividends, holders of our common stock are entitled to receive dividends or other distributions as declared by our board of directors at its discretion.

        The board of directors may create a class or series of preferred stock with dividends the rate of which is calculated by reference to, and payment of which is concurrent with, dividends on shares of common stock.

DESCRIPTION OF PREFERRED STOCK

        Our board of directors has the full authority permitted by law, at any time and from time to time, to divide the authorized and unissued shares of preferred stock into one or more classes or series and, with respect to each such class or series, to determine by resolution or resolutions the number of shares constituting such class or series and the designation of such class or series, the voting powers, if any, of the shares of such class or series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of any such class or series of preferred stock to the full extent now or as may in the future be permitted by the law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. Except as otherwise required by law, as provided in the certificate of incorporation or as determined by our board of directors, holders of preferred stock will not have any voting rights and will not be entitled to any notice of shareholder meetings.

Provisions that Have or May Have the Effect of Delaying or Prohibiting a Change in Control

        Under our certificate of incorporation, the board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock.

        The certificate of incorporation also provides that a director may be removed from office with or without cause. However, subject to applicable law, any director elected by the holders of any series of preferred stock may be removed without cause only by the holders of a majority of the shares of such series of preferred stock.

        Our certificate of incorporation requires an affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all our classes entitled to vote generally in the election of directors, voting together as a single class, to amend, alter or repeal provisions in the certificate of incorporation which relate to the number of directors and vacancies and newly created directorships.

        Our certificate of incorporation provides that certain actions required or permitted to be taken at an annual or special meeting of shareholders may be effected without a meeting by written consent of the holders of our common stock, but only if such action is taken in accordance with our certificate of incorporation, our by-laws and applicable law.

        Our by-laws provide that, except as expressly required by the certificate of incorporation or by applicable law, and subject to the rights of the holders of any series of preferred stock, special meetings of the shareholders or of any series entitled to vote may be called for any purpose or purposes only by the Chairman of the board of directors or by the board of directors. In addition, special meetings of the shareholders or of any class or series entitled to vote may also be called by our Secretary upon the written request by the holders of record at the time such request is delivered representing at least fifteen percent (15%) of the outstanding shares of our common stock.

        The provisions of our certificate of incorporation and by-laws conferring on our board of directors the full authority to issue preferred stock, the restrictions on removing directors elected by holders of preferred stock, the supermajority voting requirements relating to the amendment, alteration or repeal of the provisions governing the number of directors and filling of vacancies and newly created directorships, and the requirement that shareholders act at a meeting unless all shareholders agree in writing, in certain instances could have the effect of delaying, deferring or preventing a change in control or the removal of existing management.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

        In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights). To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the depositary shares offered thereby. The terms of any offered depositary shares will be described in a supplement to this prospectus.

DESCRIPTION OF DEBT SECURITIES

        Duke Energy will issue the debt securities, whether senior or subordinated, in one or more series under its Indenture, dated as of June 3, 2008, as supplemented from time to time. Unless otherwise specified in the applicable prospectus supplement, the trustee under the Indenture, or the Indenture Trustee, will be The Bank of New York Mellon Trust Company, N.A. A copy of the Indenture is an exhibit to the registration statement, of which this prospectus is a part.

        Duke Energy conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Energy have incurred substantial amounts of debt in the operations and expansion of their businesses, and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

        Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any holders of preferred stock. In addition to trade debt, certain of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. Unless otherwise specified in a prospectus supplement, the Indenture will not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

        The following description of the debt securities is only a summary and is not intended to be comprehensive. For additional information you should refer to the Indenture.

General

        The Indenture does not limit the amount of debt securities that Duke Energy may issue under it. Duke Energy may issue debt securities from time to time under the Indenture in one or more series by entering into supplemental indentures or by its board of directors or a duly authorized committee authorizing the issuance.

        The debt securities of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

Provisions Applicable to Particular Series

        The prospectus supplement for a particular series of debt securities being offered will disclose the specific terms related to the offering, including the price or prices at which the debt securities to be offered will be issued. Those terms may include some or all of the following:

  •
  the title of the series;

  •
  the total principal amount of the debt securities of the series;

  •
  the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

  •
  the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

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  any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

  •
  whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

  •
  the place or places where payments will be made;

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  whether Duke Energy has the option to redeem the debt securities and, if so, the terms of its redemption option;

  •
  any obligation that Duke Energy has to redeem the debt securities through a sinking fund or to purchase the debt securities through a purchase fund or at the option of the holder;

  •
  whether the provisions described under "Satisfaction and Discharge; Defeasance and Covenant Defeasance" will not apply to the debt securities;

  •
  the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

  •
  if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

  •
  the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

  •
  whether the debt securities will be issuable as global securities and, if so, the securities depositary;

  •
  any changes in the events of default or covenants with respect to the debt securities;

  •
  any index or formula used for determining principal, premium or interest;

  •
  the terms of the subordination of any series of subordinated debt;

  •
  if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

  •
  the person to whom any interest shall be payable if other than the person in whose name the debt security is registered on the regular record date for such interest payment; and

  •
  any other terms.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the debt securities only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the debt securities. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange (excluding certain exchanges not constituting a transfer as set forth in the Indenture). Subject to the terms of the Indenture and the limitations applicable to global securities, transfers and exchanges of the debt securities may be made at The Bank of New York Mellon Trust Company, N.A.,

101 Barclay Street, New York, New York 10286 or at any other office maintained by Duke Energy for such purpose.

        The debt securities will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. Duke Energy may at any time deliver executed debt securities to the Indenture Trustee for authentication, and the Indenture Trustee shall authenticate such debt securities upon the written request of Duke Energy and satisfaction of certain other conditions set forth in the Indenture.

        Duke Energy may offer and sell the debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Global Securities

        We may issue some or all of the Debt Securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

        As long as the securities depositary or its nominee is the registered holder of a global security representing Debt Securities, that person will be considered the sole owner and holder of the global security and the securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

  •
  may not have the global security or any Debt Securities registered in their names;

  •
  may not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for the global security; and

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  will not be considered the owners or holders of the global security or any Debt Securities for any purposes under the applicable securities or the related mortgage or indenture.

        We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Debt Securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

  •
  the securities depositary, with respect to participants' interests; and

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  any participant, with respect to interests the participant holds on behalf of other persons.

        Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

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  Duke Energy Corporation;

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  the applicable trustee; or

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  any agent of either of them.

Redemption

        Provisions relating to the redemption of debt securities will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem debt securities only upon notice mailed at least thirty (30), but not more than sixty (60) days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those debt securities on the date fixed for redemption and that if the Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those debt securities. If less than all the debt securities of a series are to be redeemed, the particular debt securities to be redeemed shall be selected by the Indenture Trustee by such method as the Indenture Trustee shall deem fair and appropriate.

        Duke Energy will not be required to:

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  issue, register the transfer of, or exchange any debt securities of a series during the fifteen (15) day period before the date the notice is mailed identifying the debt securities of that series that have been selected for redemption; or

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  register the transfer of or exchange any debt security of that series selected for redemption except the unredeemed portion of a debt security being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

        The Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Indenture and the debt securities issued under it, and Duke Energy must deliver to the Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Indenture, and Duke Energy will be relieved of its obligations under the Indenture and the debt securities.

Modification; Waiver

        Duke Energy may modify the Indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series of debt securities that are affected by the modification, voting as one class. The consent of the holder of each outstanding debt security affected is, however, required to:

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  change the maturity date of the principal or any installment of principal or interest on that debt security;

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  reduce the principal amount, the interest rate or any premium payable upon redemption of that debt security;

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  reduce the amount of principal due and payable upon acceleration of maturity;

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  change the currency of payment of principal, premium or interest on that debt security;

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  impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

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  reduce the percentage in principal amount of debt securities of any series required to modify the Indenture, waive compliance with certain restrictive provisions of the Indenture or waive certain defaults; or

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  with certain exceptions, modify the provisions of the Indenture governing modifications of the Indenture or governing waiver of covenants or past defaults.

        In addition, Duke Energy may modify the Indenture for certain other purposes, without the consent of any holders of debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of all series under the Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any debt security or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding debt security of the series affected.

Events of Default

        The following are events of default under the Indenture with respect to any series of debt securities, unless Duke Energy states otherwise in the applicable prospectus supplement:

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  failure to pay principal of or any premium on any debt security of that series when due;

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  failure to pay when due any interest on any debt security of that series that continues for sixty (60) days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of debt securities that permit such deferrals;

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  failure to make any sinking fund payment when required for any debt security of that series that continues for sixty (60) days;

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  failure to perform any other covenant in the Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for ninety (90) days after the Indenture Trustee or the holders of at least 33% of the outstanding debt securities of that series give Duke Energy and, if such notice is given by the holders, the Indenture Trustee written notice of the default; and

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  certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

        In the case of the fourth event of default listed above, the Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of debt securities of that series, together with the Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action within the original grace period.

        Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

        If an event of default with respect to debt securities of a series occurs and is continuing, then the Indenture Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series may declare the principal amount of all debt securities of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:

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  Duke Energy has paid or deposited with the Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Indenture Trustee; and

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  all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

        The Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of debt securities unless those holders have offered the Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding debt securities of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Indenture Trustee or the exercise of any power of the Indenture Trustee with respect to those debt securities. The Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of any series if the Indenture Trustee in good faith considers it in the interest of the holders to do so.

        The holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that debt security on its maturity date or redemption date and to enforce those payments.

        Duke Energy is required to furnish each year to the Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

        The paying agent will pay the principal of any debt securities only if those debt securities are surrendered to it. The paying agent will pay interest on debt securities issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on debt securities that are not in global form at its office or, at Duke Energy's option:

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  by wire transfer to an account at a banking institution in the United States that is designated in writing to the Indenture Trustee at least sixteen (16) days prior to the date of payment by the person entitled to that interest; or

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  by check mailed to the address of the person entitled to that interest as that address appears in the security register for those debt securities.

        Unless Duke Energy states otherwise in the applicable prospectus supplement, the Indenture Trustee will act as paying agent for that series of debt securities, and the principal corporate trust office of the Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

        Any money that Duke Energy has paid to the Indenture Trustee or a paying agent for principal, any premium or interest on any debt securities which remains unclaimed at the end of two years after that principal, premium or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

        Upon the written request of Duke Energy, the Indenture shall be satisfied and discharged (except as to certain surviving rights and obligations specified in the Indenture) when:

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  either all debt securities have been delivered to the Indenture Trustee for cancellation or all debt securities not delivered to the Indenture Trustee for cancellation are due and payable within one year (at maturity or due to redemption) and Duke Energy has deposited with the Indenture Trustee money or government obligations sufficient to pay and discharge such debt securities to the applicable maturity or redemption date (including principal, any premium and interest thereon);

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  Duke Energy has paid or caused to be paid all other sums payable under the Indenture by Duke Energy; and

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  Duke Energy has delivered to the Indenture Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

        The Indenture provides that Duke Energy may be:

  •
  discharged from its obligations, with certain limited exceptions, with respect to any series of debt securities, as described in the Indenture, such a discharge being called a "defeasance" in this prospectus; and

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  released from its obligations under certain restrictive covenants especially established with respect to any series of debt securities, as described in the Indenture, such a release being called a "covenant defeasance" in this prospectus.

        Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption.

        Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default under the Indenture. Following a covenant defeasance, the payment of debt securities may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

        Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

        Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Indenture Trustee

        The Bank of New York Mellon Trust Company, N.A., or BNYM, is the Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with BNYM or its affiliates. BNYM or its affiliates also serve as trustee or agent under other indentures and agreements pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

        The Indenture Trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

        Upon any application by Duke Energy to the Indenture Trustee to take any action under any provision of the Indenture, Duke Energy is required to furnish to the Indenture Trustee such certificates and opinions as may be required under the Trust Indenture Act of 1939, as amended.

PLAN OF DISTRIBUTION

        We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

  •
  the name or names of any underwriters;

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  the purchase price of the securities and the proceeds to us from the sale;

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  any underwriting discounts and other items constituting underwriters' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

        We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

        Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

        Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from Duke Energy Corporation's Annual Report on Form 10-K, and the effectiveness of Duke Energy Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

        Robert T. Lucas III, Esq., who is Deputy General Counsel of Duke Energy Business Services LLC, the service company affiliate of Duke Energy Corporation, and/or counsel named in the applicable prospectus supplement, will issue an opinion about the validity of the securities we are offering in the applicable prospectus supplement. Counsel named in the applicable prospectus supplement will pass upon certain legal matters on behalf of any underwriters.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our filings with the SEC, as well as additional information about us, are also available to the public through Duke Energy's website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on our website is not a part of this prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents incorporated in the prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. Duke Energy incorporates by reference the documents listed below and any future documents filed by Duke Energy Corporation with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering is completed.

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  Annual Report on Form 10-K for the year ended December 31, 2018, including the portions of our definitive proxy statement filed on Schedule 14A on March 21, 2019 that are incorporated by reference therein; and

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  Current Reports on Form 8-K filed on February 28, 2019, March 11, 2019 and March 21, 2019.

        We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department
Duke Energy Corporation
P.O. Box 1005
Charlotte, North Carolina 28201
(704) 382-3853 or (800) 488-3853 (toll-free)

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities described in this prospectus in any state where the offer or sale is not permitted. You should assume that the information contained in the prospectus is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.